Exhibit 99.1

Cardinal Infrastructure Group Inc. Reports Third Quarter 2026 Results

Company reports strong revenue growth and outlines actions to strengthen execution and profitability

Raleigh, NC – November 12, 2026 – Cardinal Infrastructure Group Inc. (NASDAQ: CDNL) ("Cardinal" or the "Company"), today announced the Company’s third quarter and year-to-date 2026 financial results.

"Revenue grew 65.1% this quarter to $201.9 million, but our third-quarter Adjusted EBITDA margin fell to 4.2%, well below our expectations," said Jeremy Spivey, Chairman and Chief Executive Officer. "The decline primarily reflected project estimate revisions, residential pricing pressure, lower initial bid margins on certain commercial and industrial work, and higher fuel and transportation costs. These results are not acceptable, and they make clear that we need to strengthen how we estimate, manage and execute projects across Cardinal."

"As a second-generation operator with more than 30 years of experience in this industry, I know what strong project execution requires, and I recognize when we need to raise our standard. We are taking several actions to do just that. Benji Wood, our Chief Operating Officer, is a third-generation operator with more than 30 years of experience and a demonstrated record of success leading ALGC. Benji will now take a more direct role in establishing and implementing consistent operating standards across the Cardinal platform, focusing on project selection, estimating, project reviews and accountability. We will also engage an independent third-party advisor to support implementation of these operational changes and assess our estimating and project review processes."

"Separately, in collaboration with Hughes Brothers, we've decided to postpone the proposed acquisition. We believe the right priority today is strengthening execution across our existing operations and realizing the benefits of the businesses we've already acquired. We also remain focused on capital allocation. Given the strength of the balance sheet, our Board of Directors has authorized a share repurchase program of up to $50 million of our Class A common stock over the next 12 months. Our strategy remains intact. Our immediate priority is strengthening execution and building the operating discipline and supporting infrastructure necessary to translate growth into more consistent profitability."

Third Quarter Results

Revenues increased $79.6 million, or 65.1%, to $201.9 million for the three months ended September 30, 2026 from $122.3 million for the three months ended September 30, 2025. Revenue growth included $23.9 million of organic growth, primarily reflecting higher residential project volumes and continued expansion across the Company's geographic footprint, with the remaining $55.7 million increase attributable to acquired businesses.

Cost of revenues increased $88.2 million, or 85.8%, to $191.1 million for the three months ended September 30, 2026 from $102.9 million for the three months ended September 30, 2025, primarily due to organic and acquisition-related growth and higher fuel and transportation costs.

Gross margin decreased 10.5 percentage points to 5.4% for the three months ended September 30, 2026 from 15.9% for the three months ended September 30, 2025. During the three months ended September 30, 2026, as additional project information became available, the Company revised its estimates of costs to complete on certain projects, resulting in project estimate revisions that reduced gross profit by $13.2 million. Gross margin was also negatively impacted by residential pricing pressure, lower initial bid margins on certain commercial and industrial projects, and higher fuel and transportation costs.

General and administrative expenses increased $9.6 million, or 187.0%, to $14.7 million for the three months ended September 30, 2026 from $5.1 million for the three months ended September 30, 2025, primarily due to $3.2 million non-cash stock-based compensation, $2.3 million of expenses from acquired businesses, $1.8 million of acquisition-related costs, and investments in personnel, systems and infrastructure to support the growth and increased complexity of the organization.

The Company reported a net loss of $11.0 million, compared to net income of $10.1 million in the prior year period. Adjusted EBITDA for the third quarter was $8.5 million, reflecting an Adjusted EBITDA margin of 4.2%, compared to $21.4 million and 17.5%, respectively, in the prior-year period. The 13.3-percentage-point decline in Adjusted EBITDA margin primarily reflected project estimate revisions, which accounted for approximately 6.5 percentage points of the decline; residential pricing pressure and lower initial bid margins on certain commercial and industrial work, which accounted for approximately 3.6 points; and higher fuel and transportation costs, which accounted for approximately 3.5 points. These impacts were partially offset by approximately 0.3 points from other factors.

Year-To-Date Results

Revenues increased $286.1 million, or 92.2%, to $596.4 million for the nine months ended September 30, 2026 from $310.2 million for the nine months ended September 30, 2025. Revenue growth included $144.1 million of organic growth, primarily reflecting higher residential project volumes and continued expansion across the Company's geographic footprint, with the remaining $142.0 million increase attributable to acquired businesses.

Cost of revenues increased $264.9 million, or 100.9%, to $527.5 million for the nine months ended September 30, 2026 from $262.6 million for the nine months ended September 30, 2025, reflecting organic and acquisition-related growth and higher fuel and transportation costs.

Gross margin decreased 3.9 percentage points to 11.5% for the nine months ended September 30, 2026 from 15.4% for the nine months ended September 30, 2025, primarily reflecting higher fuel and transportation costs, the project estimate revisions recorded during the third quarter, residential pricing pressure, and lower initial bid margins on certain commercial and industrial projects.

General and administrative expenses increased $23.7 million to $34.1 million for the nine months ended September 30, 2026 from $10.4 million for the nine months ended September 30, 2025, primarily due to $5.3 million of expenses from acquired businesses, $4.9 million of acquisition-related costs, $3.7 million of non-cash stock-based compensation, and investments in personnel, systems, and infrastructure to support the growth and increased complexity of the organization.

Net income was $11.7 million, compared to $26.2 million in the same period of 2025. Adjusted EBITDA for the nine months ended September 30, 2026 was $63.4 million, reflecting an Adjusted EBITDA margin of 10.6%, compared to $55.7 million and 17.9%, respectively, in the prior-year period.

Select Balance Sheet and Liquidity Information

As of September 30, 2026, Cardinal had $335.0 million in cash and cash equivalents and $198.5 million in total debt, representing $136.5 million of net cash. The Company also had $100.0 million of availability under its revolving credit facility and $250.0 million available under the delayed draw term loan. Net cash provided by operating activities increased to $30.3 million for the nine months ended September 30, 2026, compared to $26.3 million in the prior-year period. Capital expenditures were $41.6 million for the nine months ended September 30, 2026, compared to $31.7 million in the prior-year period.

Share Repurchase Program

The Company’s Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $50 million of its Class A common stock over the next 12 months. Repurchases, if any, may be made from time to time based on market conditions, the Company’s capital requirements and other factors. The program does not obligate the Company to repurchase any particular amount of Class A common stock, and the program may be suspended, modified or discontinued at any time.

Backlog

Cardinal's total backlog as of September 30, 2026, was $815.5 million, a 26.2% increase from the prior-year period, primarily reflecting the ALGC acquisition.

Guidance

The Company is withdrawing its previously issued full-year 2026 revenue and Adjusted EBITDA margin guidance. While the Company currently expects fourth-quarter Adjusted EBITDA to improve from the third quarter, it is not providing a specific revenue or margin outlook.

Leadership Transition

On November 9, 2026, Mike Rowe notified the Company of his decision to resign from his position as Chief Financial Officer upon the appointment of his successor. Mr. Rowe will continue to serve in his current position until his successor joins the Company. The Company has engaged Spencer Stuart to conduct a comprehensive search for his successor.

Conference Call

Cardinal management will discuss results and outlook during its quarterly investor conference call today starting at 10:30 a.m. ET. The call and accompanying slide presentation will be webcast on the "Events & Presentations" section of Cardinal’s website. A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.

About Cardinal

Cardinal Infrastructure Group Inc. (NASDAQ: CDNL) is one of the Southeast's fastest-growing, full-service infrastructure service providers. The Company delivers integrated civil and site development solutions across high-growth markets through a self-performing model supported by skilled labor, specialized fleets and market-leading subsidiaries. This model enables efficient, turnkey project execution at scale while maintaining focus on building long-term client relationships. Cardinal's strategy is grounded in operational discipline, market expansion and a commitment to integrity from the ground up.

Contacts

investor.relations@cardinalinfrastructuregroup.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements regarding the Company’s expected fourth-quarter performance; the timing, implementation and expected benefits of the Company’s operational improvement initiatives; the Company’s expectations regarding project estimating, project review, forecasting, execution and profitability; the Company’s capital allocation priorities and potential repurchases of Class A common stock pursuant to its share repurchase program; the proposed acquisition of Hughes Brothers Construction Inc., including the timing and expected benefits of the proposed transaction; the expected benefits of completed acquisitions; and the transition of the Company’s Chief Financial Officer and the search for a successor. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will” and similar expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements.

These statements involve risks and uncertainties, and Cardinal’s actual results could differ materially from those expressed or implied by such forward-looking statements. The potential risks, uncertainties and other factors that could cause actual results to differ include, but are not limited to: the Company’s ability to successfully implement its operational improvement initiatives; the timing and effectiveness of improvements to project estimating, project review, forecasting and execution processes; additional changes in estimates of costs or revenues associated with the Company’s contracts; the Company’s ability to improve project profitability and operating margins; volatility in fuel, transportation, labor and other project costs; risks associated with fixed-price contracts; the Company’s ability to successfully integrate completed acquisitions and realize their anticipated benefits; the ultimate outcome of the proposed Hughes Brothers transaction, including the possibility that the transaction may not be completed and that the anticipated benefits of the transaction may not be realized to the extent or within the timeframe expected; the timing and amount of any repurchases under the Company’s share repurchase program and the effect of any such repurchases on the Company’s liquidity and capital resources; the Company’s ability to identify and transition to a new Chief Financial Officer; difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources; fluctuations in the Company’s revenue; expectations regarding future growth, backlog and customer demand; and the concentration of the Company’s business in the Southeastern United States.

Cardinal has based these forward-looking statements largely on its current expectations and projections regarding future events and trends that it believes may affect its business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in Cardinal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, the Company’s most recent Quarterly Report on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. Accordingly, investors should not rely upon forward-looking statements as predictions of future events. Cardinal cannot assure investors that the results, events or circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. Although forward-looking statements reflect the good-faith beliefs of Cardinal’s management at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Cardinal undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by law.

Cardinal Infrastructure Group Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenues	$201,927	$122,324	$596,371	$310,236
Cost of revenues	191,123	102,889	527,493	262,581
Gross profit	10,804	19,435	68,878	47,655

General and administrative	14,705	5,124	34,128	10,380
Amortization expense	4,889	2,292	13,281	5,601
(Loss) income from operations	(8,790)	12,019	21,469	31,674

Interest expense, net	1,734	1,264	7,446	3,872
Other expense (income), net	1,066	(331)	2,941	(90)
Net (loss) income before taxes	(11,590)	11,086	11,082	27,892

Income tax benefit (expense)	627	(977)	585	(1,691)
Net (loss) income	(10,963)	10,109	11,667	26,201

Less: Net (loss) income attributable to noncontrolling interests	(6,564)	3,016	7,972	6,463
Net (loss) income attributable to Cardinal Infrastructure Group Inc.	$(4,399)	$7,093	$3,695	$19,738

(Loss) earnings per share:
Basic	$(0.21)		$0.22
Diluted	$(0.21)		$0.22

Weighted average shares of Class A common stock outstanding:
Basic	20,597		17,118
Diluted	20,597		17,136

Cardinal Infrastructure Group Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)	September 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash	$335,003	$97,149
Accounts receivable, net	125,157	61,282
Contract assets	84,435	54,894
Prepaid expenses	2,141	1,893
Other assets	2,921	433
Total current assets	549,657	215,651
Property and equipment, net	154,067	84,902
Operating lease right-of-use assets	19,160	8,930
Goodwill	133,216	23,511
Intangible assets, net	96,963	15,514
Deferred tax assets	63,853	46,081
Other non-current assets	2,224	—
Total assets	1,019,140	394,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of notes payable	$11,706	$6,129
Current portion of finance lease liabilities	3,335	3,349
Current portion of operating lease liabilities	6,393	3,815
Accounts payable	106,870	60,600
Accrued expenses	10,954	2,956
Deferred consideration payable	900	3,967
Contract liabilities	15,691	10,832
Total current liabilities	155,849	91,648
Notes payable, less current portion, net of unamortized debt issuance costs	186,810	113,153
Finance lease liabilities, less current portion	3,191	4,974
Operating lease liabilities, less current portion	15,894	5,852
Tax receivable agreement liability	55,937	39,424
Contingent consideration	12,300	—
Total liabilities	$429,981	$255,051

Commitments and contingencies (see Note 12)
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000 shares authorized, no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized; 21,121 and 14,947 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	$2	$1
Class B common stock, $0.0001 par value, 500,000 shares authorized; 26,417 and 23,388 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	3	2
Additional paid-in capital	256,459	57,594
Retained earnings	4,558	864
Accumulated other comprehensive income	744	—
Total Cardinal Infrastructure Group Inc. stockholders' equity	261,766	58,461
Noncontrolling interests	327,393	81,077
Total equity	589,159	139,538
Total liabilities and stockholders' equity	$1,019,140	$394,589

Cardinal Infrastructure Group Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$11,667	$26,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	19,889	17,715
Amortization of debt issuance costs	1,532	—
Amortization of other intangible assets	13,281	5,601
Noncash stock compensation	3,690	—
Change in fair value of tax receivable agreement liability	1,974	—
Provision for deferred income taxes	(668)	—
Other non-cash adjustments, net	1,056	(222)
Changes in operating assets and liabilities:
Accounts receivable, net	(45,123)	(18,837)
Contract assets	(18,974)	(20,935)
Accounts payable	34,529	17,231
Accrued expenses	6,626	1,612
Other assets and liabilities, net	856	(2,026)
Net cash provided by operating activities	$30,335	$26,340

Cash flows from investing activities:
Purchases of property and equipment	$(41,586)	$(31,729)
Acquisitions, net of cash acquired	(133,431)	(19,898)
Other, net	285	255
Net cash used in investing activities	$(174,732)	$(51,372)

Cash flows from financing activities:
Proceeds from notes payable	$113,000	$45,391
Principal payments on notes payable	(38,394)	(11,217)
Payment of debt issuance costs	(4,184)	—
Principal payments on finance lease obligations	(2,346)	(2,357)
Payments of deferred consideration	(4,267)	(692)
Member distributions	—	(8,600)
Proceeds from equity offering, net of underwriting discounts	319,010	—
Other, net	(568)	(22)
Net cash provided by financing activities	$382,251	$22,503
Net change in cash	237,854	(2,529)

Cash
Beginning of period	97,149	20,917
End of period	$335,003	$18,388

Non-GAAP Measures

Cardinal presents results of operations in a way that it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use Company financial information to evaluate performance. Certain of these financial measures are not calculated in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and are considered non-GAAP under SEC rules and regulations. For example, in this press release, Cardinal presents organic revenue growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Net (cash) debt, Net (cash) debt / Adjusted EBITDA and Interest Coverage, all of which are non-GAAP financial measures as defined in our Annual Report on Form 10-K for the year ended December 31, 2025, our most recent Quarterly Report on Form 10-Q, and in our other filings with the SEC. These non-GAAP financial measures are presented for supplemental informational purposes only and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

Reconciliation to Non-GAAP Measures

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, and Net (cash) debt are not measures of results of operations, cash flows from operations or indebtedness under U.S. GAAP and should not be considered as an alternative to other U.S. GAAP measurements. We have presented organic revenue growth, EBITDA, Adjusted EBITDA, Free Cash Flow, and Net (cash) debt to adjust for the items identified below because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. Organic revenue growth, EBITDA, Adjusted EBITDA, Free Cash Flow, Net (cash) debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. Organic revenue growth, EBITDA, Adjusted EBITDA and Free Cash Flow as presented may not equal column or row totals due to rounding.

We define EBITDA as net income for the period adjusted for interest expense, net income tax expense, depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA for certain expenses associated with non-routine transactions, including (i) transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions, (ii) non-routine costs associated with legal matters in which the Company is a defendant, (iii) certain consulting and recruiting costs related to acquisitions and public company readiness, (iv) non-routine revenue impact from customer claims, (v) non-routine loss on extinguishment and refinancing costs, (vi) stock-based compensation, (vii) non-routine IPO related travel and compensation, (viii) remeasurement losses recorded in other expense net, and (ix) other non-routine gains and charges that we do not believe reflect our underlying business performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. We define Net (cash) debt as total debt less cash and cash equivalents and Net (cash) debt / Adjusted EBITDA as Net (cash) debt as a multiple of Adjusted EBITDA. We define Interest Coverage as Adjusted EBITDA as a multiple of interest expense, net. We define Free Cash Flow as net cash provided by (used) in operating activities less Capital Expenditures, net of disposals.

The following provides a reconciliation of net income, the most closely comparable GAAP financial measure, to EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and provides Net (cash) debt / Adjusted EBITDA, Interest Coverage, and Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,		December 31, 2025
(in thousands)	2026	2025	2026	2025
Net income (loss)	$(10,963)	$10,109	$11,667	$26,201	$31,093
Interest expense, net	1,734	1,264	7,446	3,872	6,826
Income tax expense (benefit)	(627)	977	(585)	1,691	1,967
Depreciation and amortization expense	12,307	8,830	33,170	23,316	32,375
EBITDA	$2,451	$21,180	$51,698	$55,080	$72,261
Transaction fees and acquisition-related costs(1)	1,132	170	3,906	393	793
Transition and consulting arrangements(2)	512	—	825	150	150
Loss on extinguishment and refinancing costs	1,109	—	1,109	—	—
Stock-based compensation	3,229	—	3,690	—	5,869
Non-recurring IPO related travel and compensation	—	—	—	—	2,342
Tax Receivable Agreement Remeasurement(3)	—	—	1,974	—	—
Other(4)	62	47	232	48	52
Adjusted EBITDA	$8,495	$21,397	$63,434	$55,671	$81,466
Adjusted EBITDA margin	4.2%	17.5%	10.6%	17.9%	17.9%

Total debt			198,516	80,765	119,282
Cash and cash equivalents			335,003	18,388	97,149
Net (cash) debt			$(136,487)	$62,377	$22,133

Net (cash) debt / Adjusted EBITDA			-2.2x	1.1x	0.3x

Adjusted EBITDA			$63,434	$55,671	$81,466
Interest expense, net			7,446	3,872	6,826
Interest coverage			8.52x	14.38x	11.94x

Net cash provided by operating activities	8,340	10,018	30,335	26,340	37,901
Capital expenditures	(7,601)	(9,108)	(41,586)	(31,729)	(43,815)
Free cash flow	$739	$910	$(11,251)	$(5,389)	$(5,914)

(1) Represents transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions.
(2) Represents certain consulting and recruiting costs related to acquisitions and public company readiness.
(3) Represents the remeasurement loss related to the tax receivable agreement liability recognized in other expenses, net.
(4) Represents certain other gains and charges that we do not believe reflect our underlying business performance.

We define Organic Revenue Growth as the change in revenues between the current and prior-year periods, excluding the impact of companies acquired or divested during the preceding twelve months. This non-GAAP measure, as reconciled to GAAP below, is considered relevant to aid analysis and understanding of the Company's results, business trends and outlook measures aside from the material impact of the acquisition-related and other charges and ensures appropriate comparability to operating results of prior periods. The following table provides a reconciliation of the non-GAAP financial measure, Organic Revenue Growth, to the most closely comparable GAAP financial measure, GAAP Revenue Growth (in millions):

Three Months Ended September 30, 2026
GAAP Revenue Growth		Acquisitions		Divestitures		Non-GAAP Organic Revenue Growth
$79.6	–	$55.7	+	$-	=	$23.9

Nine Months Ended September 30, 2026
GAAP Revenue Growth		Acquisitions		Divestitures		Non-GAAP Organic Revenue Growth
$286.1	–	$142.0	+	$-	=	$144.1